Exhibit 10.13

AFFINITY BANCSHARES, INC.

2018 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

ADDENDUM

NOTICE REGARDING YOUR RESTRICTED STOCK AWARDS

Name:[___________]

This notice is provided to you as a recipient of a Restricted Stock Award (“Restricted Stock Award”) under the Affinity Bancshares, Inc. 2018 Equity Incentive Plan (formerly known as the “Community First Bancshares, Inc. 2018 Equity Incentive Plan”) (the “Plan”).

In connection with the completion of second step conversion of Community First Bancshares, Inc. and related stock offering, effective January 20, 2021, (collectively, the “Second-Step Conversion”), the number of unvested Restricted Stock Awards you have has changed.

As a result of the Second-Step Conversion, the number of shares that you are entitled to receive upon your vesting date(s) has been converted using the Second-Step Conversion exchange ratio of 0.90685864 (“Exchange Ratio”) by multiplying the number of shares of unvested Restricted Stock by the Exchange Ratio and rounding down to the nearest whole number.  Accordingly, the new total number of shares of unvested Restricted Stock that you hold are shown below (please note that no fractional shares will be issued).

You should keep this Addendum to your Restricted Stock Award Agreement. The original vesting schedule and other terms of your Restricted Stock Awards shall remain the same as set forth in your Restricted Stock Award Agreement and the Plan.

If you have any questions regarding this notice or your Restricted Stock, please contact Tessa Nolan, Chief Financial Officer at (770) 385-3559 or tessanolan@newtonfederal.com.

{Clients/1622/00377293.DOC/ }